                                                                   EXHIBIT 17(e)

MERRILL LYNCH
GLOBAL
TECHNOLOGY
FUND, INC.





[FUND LOGO]





Annual Report

March 31, 1999



This report is not authorized for use as an offer of sale or solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost.
Statements and other information herein are as dated and are subject to change.


Merrill Lynch
Global Technology Fund, Inc.
Box 9011
Princeton, NJ
08543-9011



Printed on post-consumer recycled paper




MERRILL LYNCH GLOBAL TECHNOLOGY FUND, INC.



Officers and
Directors

Terry K. Glenn, President and Director
Donald Cecil, Director
Edward H. Meyer, Director
Charles C. Reilly, Director

Richard R. West, Director
Arthur Zeikel, Director
Edward D. Zinbarg, Director
Paul G. Meeks, Senior Vice President and
  Portfolio Manager
Donald C. Burke, Vice President and Treasurer


Gerald M. Richard, Treasurer, Norman R. Harvey, Senior Vice President and Philip M. Mandel, Secretary of Merrill Lynch Global Technology Fund, Inc. have recently retired. Their colleagues at Merrill Lynch Asset Management, L.P. join the Fund's Board of Directors in wishing Messrs. Richard, Harvey and Mandel well in their retirements.


Custodian
Brown Brothers Harriman &Co.
40 Water Street
Boston, MA 02109

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863




Merrill Lynch Global Technology Fund, Inc., March 31, 1999


DEAR SHAREHOLDER

For the quarter ended March 31, 1999, Merrill Lynch Global Technology Fund, Inc.'s total returns for Class A, Class B, Class C and Class D Shares were +4.30%, +4.01%, +4.01% and +4.23%, respectively. The Fund performed in line with the unmanaged Standard & Poor's (S&P) 500 Index, which posted a +4.98% return for the same period. However, the Fund's quarterly relative performance masked significant absolute and relative monthly swings. The Fund's Class A Shares returned +7.83% in January, -12.03% in February and +9.95% in March. The corresponding returns for the S&P 500 were +4.18%, -3.11% and +4.00%, respectively. (Results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 5--7 of this report to shareholders.) Thus, January and March featured dramatic outperformance by technology investors while February was absolutely and relatively poor.

Despite a difficult February, we were surprised by the sector's absolute strength during the March quarter. In our last report to shareholders, we forecast that the large-capitalization technology leaders in which we typically invest might be likely to decline since they had significantly outperformed the market from the

October 8, 1998 trough. According to various financial publications, the Fund was among the United States' best-performing equity mutual funds. The Fund's Class A Shares had a total return of +46.7% compared to the S&P 500's +21.3% in the fourth quarter of 1998 and returned +92.2% (compared to the S&P 500's +33.9%) from its trough on October 8, 1998 to its January 29, 1999 high.

For the quarter ended March 31, 1999, the Fund benefited from our increased weighting in semiconductor capital equipment and Internet stocks. Fund performance was also enhanced by our telecommunications equipment holdings, a significant exposure since August 1998. On the other hand, the most costly industry exposure was in software, a group that has been negatively impacted by two issues. The first is the likelihood that spending on software will be "crowded out" in 1999 by customers' increasing focus on Year 2000 preparedness in the second half of the year. We feel that it is too early to make that definitive of a statement for all types of software, and that such a potential short-term phenomenon should not impact our long-term investment strategy.

Second, many software companies are under the scrutiny of regulators over purported aggressive accounting practices. Several software firms have made acquisitions in recent years. Because software companies have fewer tangible assets than other businesses, it is difficult to accurately attribute the goodwill (the excess of the cash paid over the acquired firm's understated book value) in such transactions. Therefore, at the time of purchase, many software acquirers immediately wrote off the majority of its price to an account called "in-process research and development." Although it will not impact cash earnings or cash flow whatsoever, such aggressive charges may be reversed by the Securities & Exchange Commission, and more goodwill may be added to the acquirers' balance sheets that must be amortized over time, in order to lessen future reported earnings. Although we feel that the software companies held by the Fund have strong operating prospects, they may have been obscured in investors' minds by this transitory regulatory cloud.

In terms of individual stocks, we benefited from holding some of the technology sector's best performers, including Internet stalwart America Online, Inc.; semiconductor capital equipment leader, Applied Materials, Inc.; computer systems vendors EMC Corporation and Sun Microsystems, Inc.; and telecommunications equipment players Tellabs, Inc., ADC Telecommunications, Inc. and Uniphase Corporation. Unfortunately, performance was hurt by power supplier American Power Conversion Corporation; contract manufacturer SCI Systems, Inc.; data networking vendor 3Com Corporation; distributor Tech Data Corporation; software firms J.D. Edwards & Company and Network Associates, Inc.; and consultant Keane, Inc. In our opinion, fundamentals deteriorated significantly enough for these laggards that we eliminated each position, with the exception of Keane and Network Associates. Although Keane's revenue transition from Year 2000 business to other projects has not gone as smoothly as we had hoped, we continue to be bullish on this company's long-term prospects.

Investment Strategy

In addition to being fully invested in preparation for technology stocks regaining the market's leadership, our industry decisions included increasing our exposure in three groups: semiconductors, semiconductor capital equipment and Internet. Our decision to boost the Fund's semiconductor-related exposure was based on evidence that the industry probably troughed in the third quarter of 1998. Consequently, we focused our efforts on semiconductor leaders with strong intellectual property, such as microprocessor vendor Intel Corporation and communications integrated circuit pioneer Vitesse Semiconductor Corporation. Our semiconductor capital equipment holdings included the who's who of the key enabling process technologies for their partners, such as Teradyne, Inc., a leader in back-end testing. Our decision to increase our Internet exposure was not to capture improving fundamentals, but to purchase several leadership stocks that had fallen significantly since technology securities began to tumble in February 1999. So far, our decision to add to our holdings in the America Online position, Yahoo! Inc., and initiate a holding in Exodus Communications, Inc. has been sound.


Fiscal Year in Review
Since inception (June 26, 1998) through March 31, 1999, the Fund's total returns for Class A, Class B, Class C and Class D Shares were +35.90%, +34.80%, +34.80% and +35.60%, respectively, outperforming the unmanaged S&P 500 gain of +14.75% for the same period. The nine-month period was punctuated by several difficult months for technology stocks, but it also featured strong relative outperformance by this sector for the full period. The relative momentum for technology companies continues to build. According to Lipper Analytical Services, Inc., the average technology fund outperformed the average equity fund by substantial margins over the 12-month period ended March 31, 1999, as well as the annualized three-year, five-year and ten-year periods. This is not surprising, since the sector is steadily becoming a greater portion of the economy and the equity market's capitalization. In fact, technology currently comprises about one-fifth of the weight of the S&P 500.

Since inception, our overweighted position in contract manufacturing stocks contributed positively to the performance of the Fund compared to most other technology funds. For example, two holdings, Jabil Circuit, Inc. and Solectron Corporation, appreciated 145% and 131%, respectively, for the nine-month period ended March 31, 1999. Other notable winners were EMC Corporation and Sun Microsystems (computer systems); America Online and Yahoo! (Internet); Applied Materials and Xilinx, Inc. (semiconductors); and Nokia Oyj (wireless handsets and infrastructure).


In Conclusion
We did not have to raise much cash by selling securities because of continued strong inflows into the Fund. However, as always, we will look to prune our portfolio of stocks that may, for fundamental or valuation reasons, become relatively inferior holdings. Because investing in the technology sector can be volatile and product cycles move so quickly, it is very easy to do countless hours of due diligence and still be wrong. It is one of the reasons why we will remain fully diversified (our largest concentration is limited to 25% of assets at time of purchase) across the sector's 17 industry groups, and only hold up to 5% of our Fund's assets in any stock at the time of purchase.

In summary, we continue to be short-term (over the next few months) cautious on the technology sector and the prospects for the Fund. We are more encouraged about the intermediate term (calendar 1999) outlook. Last, we could not be more positive about the sector's secular forecast for 1999.

We thank you for your continued investment in Merrill Lynch Global Technology Fund, Inc., and we look forward to reporting to you again in our upcoming quarterly report to shareholders.

Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Director



(Paul G. Meeks)
Paul G. Meeks
Senior Vice President and
Portfolio Manager



May 17, 1999



After more than 20 years of service, Arthur Zeikel recently retired as Chairman of Merrill Lynch Asset Management, L.P. (MLAM). Mr. Zeikel served as President of MLAM from 1977 to 1997 and as Chairman since December 1997. Mr. Zeikel is one of the country's most respected leaders in asset management and presided over the growth of Merrill Lynch's asset management business. During his tenure, client assets under management grew from $300 million to over $500 billion. Mr. Zeikel will remain on Merrill Lynch Global Technology Fund, Inc.'s Board of Directors. We are pleased to announce that Terry K. Glenn has been elected President and Director of the Fund. Mr. Glenn has held the position of Executive Vice President of MLAM since 1983.

Mr. Zeikel's colleagues at MLAM join the Fund's Board of Directors in wishing him well in his retirement from Merrill Lynch and are pleased that he will continue as a member of the Fund's Board of Directors.

Merrill Lynch Global Technology Fund, Inc., March 31, 1999



PERFORMANCE DATA


About Fund
Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing SM System, which offers four pricing alternatives:

* Class A Shares incur a maximum initial sales charge (front-end load) of 5.25% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

* Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 8 years. (There is no initial sales charge for automatic share conversions.)

* Class C Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

* Class D Shares incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Figures shown in the "Recent Performance Results" and "Aggregate Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.

Recent
Performance
Results*
                                                                          3 Month         Since Inception
                                                                        Total Return        Total Return
ML Global Technology Fund, Inc. Class A Shares                              +4.30%             +35.90%
ML Global Technology Fund, Inc. Class B Shares                              +4.01              +34.80
ML Global Technology Fund, Inc. Class C Shares                              +4.01              +34.80
ML Global Technology Fund, Inc. Class D Shares                              +4.23              +35.60

*Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. The Fund commenced operations on 6/26/98.


Merrill Lynch Global Technology Fund, Inc., March 31, 1999


PERFORMANCE DATA (concluded)


Total Return
Based on a $10,000
Investment

A line graph depicting the growth of an investment in the Fund's
Class A Shares and Class B Shares compared to growth of an investment in the S&P 500 Index. Beginning and ending values are:

                                      6/26/98**       3/99

ML Global Technology Fund, Inc.++--
Class A Shares*                       $ 9,475        $12,877

ML Global Technology Fund, Inc.++--
Class B Shares*                       $10,000        $12,941

S&P 500 Index++++                     $10,000        $11,475


A line graph depicting the growth of an investment in the Fund's
Class C Shares and Class D Shares compared to growth of an investment in the S&P 500 Index. Beginning and ending values are:

                                      6/26/98**       3/99

ML Global Technology Fund, Inc.++--
Class C Shares*                       $10,000        $13,345

ML Global Technology Fund, Inc.++--
Class D Shares*                       $ 9,475        $12,848

S&P 500 Index++++                     $10,000        $11,475

   *Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.
  **Commencement of operations.
  ++ML Global Technology Fund, Inc. invests primarily in equity securities of issuers that, in the opinion of the Manager, derive a substantial portion of their income from products and services in technology-related industries.
++++This unmanaged broad-based Index is comprised of common stocks.

Past performance is not predictive of future results.




Aggregate
Total Return

                                     % Return Without % Return With
Class A Shares*                        Sales Charge    Sales Charge**

Inception (6/26/98) through 3/31/99       +35.90%        +28.77%

 *Maximum sales charge is 5.25%.
**Assuming maximum sales charge.


                                         % Return        % Return
Class B Shares*                        Without CDSC     With CDSC**

Inception (6/26/98) through 3/31/99       +34.80%        +30.80%

 *Maximum contingent deferred sales charge is 4% and is reduced to 0%
  after 4 years.
**Assuming payment of applicable contingent deferred sales charge.


                                        % Return        % Return
Class C Shares*                        Without CDSC    With CDSC**

Inception (6/26/98) through 3/31/99       +34.80%        +33.80%

 *Maximum contingent deferred sales charge is 1% and is reduced to 0%
  after 1 year.
**Assuming payment of applicable contingent deferred sales charge.


                                     % Return Without % Return With
Class D Shares*                        Sales Charge    Sales Charge**

Inception (6/26/98) through 3/31/99       +35.60%        +28.48%

 *Maximum sales charge is 5.25%.
**Assuming maximum sales charge.

SCHEDULE OF INVESTMENTS                                                                                       (in US dollars)
                                    Shares                                                                Value    Percent of
COUNTRY      Industries              Held                     Stocks                       Cost         (Note 1a)  Net Assets
Canada       Contract                272,500  ++Celestica Inc.                         $  7,859,914     $  8,839,219    1.0%
             Manufacturers

             Telecommunications      121,000    Northern Telecom Limited (Nortel)         4,969,470        7,517,125    0.9
             Equipment

                                                Total Investments in Canada              12,829,384       16,356,344    1.9


Finland      Telecommunications      112,600    Nokia Oyj 'A' (ADR)*                     11,482,920       17,537,450    2.1
             Equipment

                                                Total Investments in Finland             11,482,920       17,537,450    2.1


Israel       Telecommunications      213,400    ECI Telecom Limited                       7,663,805        7,469,000    0.9
             Equipment

                                                Total Investments in Israel               7,663,805        7,469,000    0.9


Singapore    Contract Manufacturers  366,400  ++Flextronics International Ltd.            7,730,216       18,732,200    2.2

                                                Total Investments in Singapore            7,730,216       18,732,200    2.2


Sweden       Telecommunications      445,000    Telefonaktiebolaget LM Ericsson
             Equipment                          (ADR)*                                   10,202,389       10,596,563    1.2

                                                Total Investments in Sweden              10,202,389       10,596,563    1.2


Taiwan       Semiconductors          388,000  ++Taiwan Semiconductor Manufacturing
                                                Company Ltd. (ADR)*                       8,288,674        9,166,500    1.1

                                                Total Investments in Taiwan               8,288,674        9,166,500    1.1


Merrill Lynch Global Technology Fund, Inc., March 31, 1999

SCHEDULE OF INVESTMENTS (concluded)                                                                           (in US dollars)

                                    Shares                                                                Value    Percent of
COUNTRY      Industries              Held                     Stocks                       Cost         (Note 1a)  Net Assets
United       Components              339,600    General Cable Corporation              $  7,258,586     $  3,587,025    0.4%
States
             Computer Systems        237,000  ++EMC Corporation                          10,651,562       30,276,750    3.6
                                     438,800  ++Electronics for Imaging, Inc.             8,197,483       17,442,300    2.0
                                      90,200    International Business Machines
                                                Corporation                              13,736,742       15,987,950    1.9
                                     180,000  ++Network Appliance, Inc.                   7,119,126        9,135,000    1.1
                                     166,000  ++Sun Microsystems, Inc.                    7,466,687       20,750,000    2.4
                                                                                       ------------     ------------  ------
                                                                                         47,171,600       93,592,000   11.0

             Contract                400,000  ++Jabil Circuit, Inc.                       6,508,650       16,200,000    1.9
             Manufacturers           369,000  ++Sanmina Corporation                      15,557,318       23,431,500    2.8
                                     440,000    Solectron Corporation                    10,101,586       21,367,500    2.5
                                                                                       ------------     ------------  ------
                                                                                         32,167,554       60,999,000    7.2

             Data                    165,000  ++Ascend Communications, Inc.               7,775,985       13,808,437    1.6
             Communications          230,750  ++Cisco Systems, Inc.                      14,599,324       25,281,547    3.0
                                                                                       ------------     ------------  ------
                                                                                         22,375,309       39,089,984    4.6

             Distribution            396,300  ++Ingram Micro Inc. (Class A)              16,537,696        9,040,594    1.1

             Electronic Design       722,300  ++Cadence Design Systems, Inc.             21,310,029       18,599,225    2.2

             Automation              331,000  ++Synopsys, Inc.                           14,172,380       17,770,563    2.1

                                                                                         35,482,409       36,369,788    4.3

             Internet                 54,500  ++Amazon.com, Inc.                          8,176,352        9,377,406    1.1
                                     341,200  ++America Online, Inc.                     17,754,505       49,815,200    5.9
                                      62,000  ++Exodus Communications, Inc.               5,367,197        8,300,250    1.0
                                      47,800  ++Yahoo! Inc.                               7,533,251        8,039,363    0.9
                                                                                       ------------     ------------  ------
                                                                                         38,831,305       75,532,219    8.9

             Medical Technology      115,100    Medtronic, Inc.                           7,661,056        8,258,425    1.0

             Peripherals              73,000  ++Lexmark International Group,
                                                Inc. (Class A)                            7,553,161        8,157,750    1.0
                                     134,600    Pitney Bowes Inc.                         8,275,054        8,580,750    1.0
                                     204,100  ++Seagate Technology, Inc.                  5,139,702        6,033,706    0.7
                                                                                       ------------     ------------  ------
                                                                                         20,967,917       22,772,206    2.7

             Personal Computers      432,000    Compaq Computer Corporation              12,615,423       13,689,000    1.6
                                     334,000  ++Dell Computer Corporation                10,875,470       13,652,250    1.6
                                                                                       ------------     ------------  ------
                                                                                         23,490,893       27,341,250    3.2

             Semiconductor           166,500  ++Applied Materials, Inc.                   5,075,724       10,270,969    1.2
             Equipment               147,500  ++KLA-Tencor Corporation                    8,104,374        7,162,969    0.8
                                     148,000  ++Novellus Systems, Inc.                    9,628,539        8,140,000    1.0
                                     170,100  ++Teradyne, Inc.                            6,825,990        9,281,081    1.1
                                                                                       ------------     ------------  ------
                                                                                         29,634,627       34,855,019    4.1

             Semiconductors          130,000  ++Altera Corporation                        7,669,064        7,726,875    0.9
                                     117,700    Intel Corporation                        12,256,922       13,991,587    1.7
                                     360,000  ++Maxim Integrated Products, Inc.          10,841,870       19,462,500    2.3
                                     183,700    Texas Instruments Incorporated           10,769,653       18,232,225    2.1
                                     170,000  ++Vitesse Semiconductor Corporation         8,053,750        8,595,625    1.0
                                     453,000  ++Xilinx, Inc.                             12,246,496       18,346,500    2.2
                                                                                       ------------     ------------  ------
                                                                                         61,837,755       86,355,312   10.2

             Software                361,900    Autodesk, Inc.                           11,350,399       14,634,331    1.7
                                     343,700  ++BMC Software, Inc.                       15,566,251       12,738,381    1.5
                                     292,400  ++Citrix Systems, Inc.                      9,819,093       11,111,200    1.3
                                     958,400  ++Compuware Corporation                    25,980,297       22,881,800    2.7
                                     226,200  ++Microsoft Corporation                    12,317,726       20,259,037    2.4
                                     337,500  ++Network Associates, Inc.                 15,133,179       10,357,031    1.2
                                     229,500  ++Oracle Corporation                        8,149,545        6,053,062    0.7
                                     106,900  ++VERITAS Software Corporation              7,299,631        8,592,088    1.0
                                                                                       ------------     ------------  ------
                                                                                        105,616,121      106,626,930   12.5

             Technology Services     120,500    The BISYS Group, Inc.                     4,808,125        6,778,125    0.8
                                     267,700  ++DST Systems, Inc.                        16,295,248       16,078,731    1.9
                                   1,089,600  ++Keane, Inc.                              41,662,588       23,222,100    2.7
                                     325,000  ++Unisys Corporation                        9,798,284        8,998,438    1.1
                                                                                       ------------     ------------  ------
                                                                                         72,564,245       55,077,394    6.5

             Telecommunications      332,100  ++MCI WorldCom Inc.                        16,429,425       29,390,850    3.5

             Telecommunications      169,000  ++ADC Telecommunications, Inc.              5,929,585        8,059,188    0.9
             Equipment                54,600    Lucent Technologies Inc.                  4,450,332        5,883,150    0.7
                                     293,500  ++Tellabs, Inc.                            17,012,652       28,689,625    3.4
                                      75,600  ++Uniphase Corporation                      3,958,968        8,675,100    1.0
                                                                                       ------------     ------------  ------
                                                                                         31,351,537       51,307,063    6.0

                                              Total Investments in the
                                              United States                             569,378,035      740,195,059   87.2

                                              Total Investments in Stocks               627,575,423      820,053,116   96.6

SHORT-TERM                          Face
SECURITIES                         Amount                   Issue
             Commercial          $38,297,000    General Electric Capital Corp.,
             Paper**                            5.08% due 4/01/1999                      38,297,000       38,297,000    4.5

             Total Investments in Short-Term Securities                                  38,297,000       38,297,000    4.5

             Total Investments                                                         $665,872,423      858,350,116  101.1
                                                                                       ============
             Liabilities in Excess of Other Assets                                                        (9,285,992)  (1.1)
                                                                                                        ------------  ------
             Net Assets                                                                                 $849,064,124  100.0%
                                                                                                        ============  ======


 *American Depositary Receipts (ADR).
**Commercial Paper is traded on a discount basis; the interest rate shown reflects the discount rate paid at the time of purchase by the Fund.
++Non-income producing security.

  See Notes to Financial Statements.

Merrill Lynch Global Technology Fund, Inc., March 31, 1999

STATEMENT OF ASSETS AND LIABILITIES
                    As of March 31, 1999
Assets:             Investments, at value (identified cost--$665,872,423)(Note 1a)                          $858,350,116
                    Receivables:
                      Securities sold                                                      $  4,037,891
                      Capital shares sold                                                     2,840,005
                      Dividends                                                                 206,559        7,084,455
                                                                                           ------------
                    Deferred organization expenses (Note 1f)                                                      62,661
                    Prepaid registration fees and other assets (Note 1f)                                         107,045
                                                                                                            ------------
                    Total assets                                                                             865,604,277
                                                                                                            ------------

Liabilities:        Payables:
                      Securities purchased                                                   11,401,206
                      Custodian bank (Note 1h)                                                1,679,879
                      Capital shares redeemed                                                 1,625,313
                      Investment adviser (Note 2)                                               713,093
                      Distributor (Note 2)                                                      606,192       16,025,683
                                                                                           ------------
                    Accrued expenses and other liabilities                                                       514,470
                                                                                                            ------------
                    Total liabilities                                                                         16,540,153
                                                                                                            ------------

Net Assets:         Net assets                                                                              $849,064,124
                                                                                                            ============
Net Assets          Class A Shares of Common Stock, $0.10 par value,
Consist of:         100,000,000 shares authorized                                                            $   304,600
                    Class B Shares of Common Stock, $0.10 par value,
                    200,000,000 shares authorized                                                              4,192,176
                    Class C Shares of Common Stock, $0.10 par value,
                    100,000,000 shares authorized                                                                945,604
                    Class D Shares of Common Stock, $0.10 par value,
                    100,000,000 shares authorized                                                                848,870
                    Paid-in capital in excess of par                                                         650,295,181
                    Unrealized appreciation on investments--net                                              192,477,693
                                                                                                            ------------
                    Net assets                                                                              $849,064,124
                                                                                                            ============

Net Asset           Class A--Based on net assets of $41,382,488 and
Value:                       3,046,001 shares outstanding                                                   $      13.59
                                                                                                            ============
                    Class B--Based on net assets of $565,110,880 and
                             41,921,763 shares outstanding                                                  $      13.48
                                                                                                            ============
                    Class C--Based on net assets of $127,461,077 and
                             9,456,040 shares outstanding                                                   $      13.48
                                                                                                            ============
                    Class D--Based on net assets of $115,109,679 and
                             8,488,698 shares outstanding                                                   $      13.56
                                                                                                            ============

                    See Notes to Financial Statements.

STATEMENT OF OPERATIONS
                    For the Period June 26, 1998++ to March 31, 1999
Investment          Interest and discount earned                                                            $  1,847,393
Income              Dividends (net of $43,859 foreign withholding tax)                                           522,515
(Notes 1d & 1e):                                                                                            ------------
                    Total income                                                                               2,369,908
                                                                                                            ------------

Expenses:           Investment advisory fees (Note 2)                                      $  4,613,190
                    Account maintenance and distribution fees--Class B (Note 2)               3,085,703
                    Account maintenance and distribution fees--Class C (Note 2)                 722,200
                    Transfer agent fees--Class B (Note 2)                                       425,912
                    Registration fees (Note 1f)                                                 292,430
                    Account maintenance fees--Class D (Note 2)                                  153,562
                    Transfer agent fees--Class C (Note 2)                                       105,219
                    Printing and shareholder reports                                            101,400
                    Custodian fees                                                               75,848
                    Transfer agent fees--Class D (Note 2)                                        71,238
                    Accounting services (Note 2)                                                 65,791
                    Directors' fees and expenses                                                 36,609
                    Professional fees                                                            27,999
                    Transfer agent fees--Class A (Note 2)                                        21,848
                    Amortization of organization expenses (Note 1f)                              11,058
                    Pricing fees                                                                    306
                    Other                                                                         6,903
                                                                                           ------------
                    Total expenses                                                                             9,817,216
                                                                                                            ------------
                    Investment loss--net                                                                      (7,447,308)
                                                                                                            ------------

Realized &          Realized gain (loss) from:
Unrealized            Investments--net                                                     $  6,603,836
Gain (Loss) on        Foreign currency transactions--net                                             (8)       6,603,828
Investments &                                                                              ------------
Foreign Currency    Unrealized appreciation on investments--net                                              192,477,693
Transactions--Net                                                                                           ------------
(Notes 1b, 1c,      Net Increase in Net Assets Resulting from Operations                                    $191,634,213
1e & 3):                                                                                                    ============

                  ++Commencement of operations.

                    See Notes to Financial Statements.

Merrill Lynch Global Technology Fund, Inc., March 31, 1999


STATEMENT OF CHANGES IN NET ASSETS
                                                                                                          For the Period
                                                                                                        June 26, 1998++ to
                    Increase (Decrease) in Net Assets:                                                    March 31, 1999
Operations:         Investment loss--net                                                                    $ (7,447,308)
                    Realized gain on investments and foreign currency transactions--net                        6,603,828
                    Unrealized appreciation on investments--net                                              192,477,693
                                                                                                            ------------
                    Net increase in net assets resulting from operations                                     191,634,213
                                                                                                            ------------

Capital Share       Net increase in net assets derived from capital share transactions                       657,329,911
Transactions                                                                                                ------------
(Note 4):

Net Assets:         Total increase in net assets                                                             848,964,124
                    Beginning of period                                                                          100,000
                                                                                                            ------------
                    End of period                                                                           $849,064,124
                                                                                                            ============

++Commencement of operations.

  See Notes to Financial Statements.

FINANCIAL HIGHLIGHTS

                    The following per share data and ratios have been derived
                    from information provided in the financial statements.                  For the Period
                                                                                  June 26, 1998++ to March 31, 1999
                    Increase (Decrease) in Net Asset Value:                   Class A    Class B     Class C    Class D
Per Share           Net asset value, beginning of period                      $  10.00   $  10.00    $  10.00   $  10.00
Operating                                                                     --------   --------    --------   --------
Performance:        Investment loss--net                                          (.05)      (.13)       (.13)      (.07)
                    Realized and unrealized gain on investments
                    and foreign currency transactions--net                        3.64       3.61        3.61       3.63
                                                                              --------   --------    --------   --------
                    Total from investment operations                              3.59       3.48        3.48       3.56
                                                                              --------   --------    --------   --------
                    Net asset value, end of period                            $  13.59   $  13.48    $  13.48   $  13.56
                                                                              ========   ========    ========   ========

Total Investment    Based on net asset value per share                          35.90%+++  34.80%+++   34.80%+++  35.60%+++
Return:**                                                                     ========   ========    ========   ========

Ratios to Average   Expenses                                                     1.25%*     2.27%*      2.28%*     1.50%*
Net Assets:                                                                   ========   ========    ========   ========
                    Investment loss--net                                         (.74%)*   (1.76%)*    (1.76%)*   (1.00%)*
                                                                              ========   ========    ========   ========

Supplemental        Net assets, end of period (in thousands)                  $ 41,382   $565,111    $127,461   $115,110
Data:                                                                         ========   ========    ========   ========
                    Portfolio turnover                                          49.72%     49.72%      49.72%     49.72%
                                                                              ========   ========    ========   ========

  *Annualized.
 **Total investment returns exclude the effects of sales loads.
 ++Commencement of operations.
+++Aggregate total investment return.

   See Notes to Financial Statements.

Merrill Lynch Global Technology Fund, Inc., March 31, 1999


NOTES TO FINANCIAL STATEMENTS


1. Significant Accounting Policies:
Merrill Lynch Global Technology Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The Fund's financial statements are prepared in accordance with generally accepted accounting principles which may require the use of management accruals and estimates. Prior to commencement of operations on June 26, 1998, the Fund had no operations other than those relating to organizational matters and the issue of 10,000 capital shares of the Fund to Merrill Lynch Asset Management, L.P. ("MLAM") for $100,000. The Fund offers four classes of shares under the Merrill Lynch Select Pricing SM System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation, and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of securities--Portfolio securities which are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities which are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not readily available are valued at their fair value as determined in good faith by or under the direction of the Fund's Board of Directors.

(b) Derivative financial instruments--The Fund may engage in various portfolio strategies to seek to increase its return by hedging its portfolio against adverse movements in the equity, debt and currency markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

* Options--The Fund is authorized to write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written.

When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

* Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. Such contracts are not entered on the Fund's records. However, the effect on operations is recorded from the date the Fund enters into such contracts.

* Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-US dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

(c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends, and capital gains at various rates.

(e) Security transactions and investment income---Security transactions are recorded on the dates the transactions are entered into (the trade dates). Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income (including amortization of discount) is recognized on the accrual basis. Rea-lized gains and losses on security transactions are determined on the identified cost basis.

(f) Deferred organization expenses and prepaid registration fees-- Deferred organization expenses are charged to expense on a straight-line basis over a period not exceeding five years. Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions to shareholders--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

(h) Custodian bank--The Fund recorded an amount payable to the Custodian Bank reflecting an overnight overdraft which resulted from a failed trade which settled the next day.

(i) Reclassification--Generally accepted accounting principles require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, current year's permanent book/tax differences of $6,603,836 have been reclassified between undistributed net investment income and undistributed net realized capital gains, $843,472 has been reclassified between undistributed net investment income and paid-in excess of par and $8 has been reclassified between paid-in capital in excess of par and undistributed net realized capital gains. These classifications have no effect on net assets or net asset values per share.


2. Investment Advisory Agreement and Transactions with Affiliates:
The Fund has entered into an Investment Advisory Agreement with MLAM. The general partner of MLAM is Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with Merrill Lynch Funds Distributor ("MLFD" or the "Distributor"), a division of Princeton Funds Distributor, Inc. ("PFD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

MLAM is responsible for the management of the Fund's portfolio and provides the administrative services necessary for the operation of the Fund. As compensation for its services to the Fund, MLAM receives monthly compensation at the annual rate of 1.0% of the average daily net assets of the Fund.

Pursuant to the Distribution Plans adopted by the Fund, in accordance with Rule 12b-1 under the Investment Fund Act of 1940, the Fund pays the Distributor an ongoing account maintenance fee and distribution fee. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:
                               Account
                             Maintenance   Distribution
                                  Fee         Fee

Class B                          0.25%        0.75%
Class C                          0.25%        0.75%
Class D                          0.25%          --


Merrill Lynch Global Technology Fund, Inc., March 31, 1999


NOTES TO FINANCIAL STATEMENTS (concluded)


Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the period June 26, 1998 to March 31, 1999, MLFD earned underwriting discounts and direct commissions and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

                                       MLFD         MLPF&S

Class A                               $   145     $    2,491
Class D                               $32,129     $2,094,686

For the period June 26, 1998 to March 31, 1999, MLPF&S received contingent deferred sales charges of $846,091 and $90,355 relating to transactions in Class B and Class C Shares, respectively.

In addition, MLPF&S received $74,762 in commissions on the execution of portfolio security transactions for the Fund for the period June 26, 1998 to March 31, 1999.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Accounting services are provided to the Fund by MLAM at cost.

Certain officers and/or directors of the Fund are officers and/or directors of MLAM, PSI, FDS, PFD, and/or ML & Co.


3. Investments:
Purchases and sales of investments, excluding short-term securities, for the period June 26, 1998 to March 31, 1999 were $884,207,054 and $263,236,452 respectively.

Net realized gains (losses) for the period June 26, 1998 to March
31, 1999 and net unrealized gains as of March 31, 1999 were as follows:
                                  Realized       Unrealized
                               Gains (Losses)      Gains

Long-term investments           $  6,604,821    $192,477,693
Short-term investments                  (985)             --
Foreign currency transactions             (8)             --
                                ------------    ------------
Total                           $  6,603,828    $192,477,693
                                ============    ============

As of March 31, 1999, net unrealized appreciation for Federal income tax purposes aggregated $192,477,693, of which $241,237,759 related to appreciated securities and $48,760,066 related to depreciated securities. The aggregate cost of investments at March 31, 1999 for Federal income tax purposes was $665,872,423.


4. Capital Share Transactions:
Net increase in net assets derived from capital share trans-actions was $657,329,911 for the period June 26, 1998 to March 31, 1999.

Transactions in capital shares for each class were as follows:

Class A Shares
for the Period                                           Dollar
June 26, 1998++ to March 31, 1999         Shares         Amount

Shares sold                              4,203,702    $  45,983,223
Shares redeemed                         (1,160,201)     (12,333,818)
                                     -------------    -------------
Net increase                             3,043,501    $  33,649,405
                                     =============    =============

++Prior to June 26, 1998 (commencement of operations), the Fund issued 2,500 shares to MLAM for $25,000.

Class B Shares
for the Period                                           Dollar
June 26, 1998++ to March 31, 1999         Shares         Amount

Shares sold                             47,293,584    $ 496,077,139
Shares redeemed                         (5,297,659)     (58,872,700)
Automatic conversion of shares             (76,662)        (877,438)
                                     -------------    -------------
Net increase                            41,919,263    $ 436,327,001
                                     =============    =============

++Prior to June 26, 1998 (commencement of operations), the Fund issued 2,500 shares to MLAM for $25,000.


Class C Shares
for the Period                                           Dollar
June 26, 1998++ to March 31, 1999         Shares         Amount

Shares sold                             11,344,612    $ 118,580,717
Shares redeemed                         (1,891,072)     (20,384,308)
                                     -------------    -------------
Net increase                             9,453,540    $  98,196,409
                                     =============    =============

++Prior to June 26, 1998 (commencement of operations), the Fund issued 2,500 shares to MLAM for $25,000.


Class D Shares
for the Period                                           Dollar
June 26, 1998++ to March 31, 1999         Shares         Amount

Shares sold                              9,420,462    $  99,236,824
Automatic conversion of shares              76,412          877,438
                                     -------------    -------------
Total issued                             9,496,874      100,114,262
Shares redeemed                         (1,010,676)     (10,957,166)
                                     -------------    -------------
Net increase                             8,486,198    $  89,157,096
                                     =============    =============

++Prior to June 26, 1998 (commencement of operations), the Fund issued 2,500 shares to MLAM for $25,000.

5. Reorganization Plan:
On October 21, 1998, the Fund's Board of Directors approved a plan of reorganization whereby the Fund would acquire substantially all of the assets and liabilities of Merrill Lynch Technology Fund, Inc. in exchange for newly issued shares of the Fund. The proposed reorganization was considered at the meeting of the stockholders of Merrill Lynch Technology Fund, Inc. held on January 12, 1999 and at the adjournments thereof. The reorganization did not receive the requisite vote of a majority of the shares of Merrill Lynch Technology Fund, Inc. outstanding in order to consummate the reorganization.


INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders,
Merrill Lynch Global Technology Fund, Inc.:

We have audited the accompanying statement of assets and liabilities of Merrill Lynch Global Technology Fund, Inc., including the schedule of investments, as of March 31, 1999, the related statements of operations and changes in net assets, and the financial highlights for the period from June 26, 1998 (commencement of operations) to March 31, 1999. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at March 31, 1999 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Global Technology Fund, Inc. as of March 31, 1999, the results of its operations, the changes in its net assets, and the financial highlights for the period from June 26, 1998 (commencement of operations) to March 31, 1999, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Princeton, New Jersey
May 17, 1999


Merrill Lynch Global Technology Fund, Inc., March 31, 1999


PORTFOLIO CHANGES (unaudited)

For the Quarter Ended March 31, 1999


Additions

*Allaire Corp.
 Altera Corporation
 Amazon.com, Inc.
*Autoweb.com, Inc.
 Celestica Inc.
*Covad Communications
 Exodus Communications, Inc.
*Ivillage Inc.
 KLA-Tencor Corporation
 Lexmark International Group, Inc.
   (Class A)
 Medtronic, Inc.
 Network Appliance, Inc.
 Novellus Systems, Inc.
 Oracle Corporation
*Pcorder.Com Inc.
*Perot Systems Corporation (Class A)
 Pitney Bowes Inc.
*Prodigy Communications Corp.
*Rowecom Inc.
 Taiwan Semiconductor
   Manufacturing Company Ltd.
   (ADR)
*Tut Systems Inc.
*Vignette Corporation
 Vitesse Semiconductor Corporation
 Yahoo! Inc.


Deletions

 3Com Corporation
*Allaire Corp.
 American Power Conversion Corporation
*Autoweb.com, Inc.
*Covad Communications
*Ivillage Inc.

 J.D. Edwards & Company
*Pcorder.Com Inc.
*Perot Systems Corporation (Class A)
*Prodigy Communications Corp.
*Rowecom Inc.
 SCI Systems, Inc.
 Symantec Corporation
 Tech Data Corporation
*Tut Systems Inc.
*Vignette Corporation

*Added and deleted in the same quarter.



PORTFOLIO INFORMATION (unaudited)


As of March 31, 1999

Ten Largest Holdings                      Percent of
Represented in the Portfolio              Net Assets

America Online, Inc.                         5.9%
EMC Corporation                              3.6
MCI WorldCom Inc.                            3.5
Tellabs, Inc.                                3.4
Cisco Systems, Inc.                          3.0
Sanmina Corporation                          2.8
Keane, Inc.                                  2.7
Compuware Corporation                        2.7
Solectron Corporation                        2.5
Sun Microsystems, Inc.                       2.4



Ten Largest Industries                    Percent of
Represented in the Portfolio              Net Assets

Software                                    12.5%
Semiconductors                              11.3
Telecommunications Equipment                11.1
Computer Systems                            11.0
Contract Manufacturers                      10.4
Internet                                     8.9
Technology Services                          6.5
Data Communications                          4.6
Electronic Design Automation                 4.3
Semiconductor Equipment                      4.1